As filed with the Securities and Exchange Commission on November 3, 2000
                                                     Registration No.  333-44212
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                               PMC-SIERRA, INC.
             (Exact name of registrant as specified in its charter)


              Delaware                                     94-2925073
(State of Incorporation)                    (I.R.S. Employer Identification No.)


                       900 East Hamilton Avenue, Suite 250
                           Campbell, California 95008
                    (Address of principal executive offices)


                     Assumed Datum Telegraphic Inc. Options
                            (Full title of the plan)


                          The Corporation Trust Company
                               1209 Orange Street
                           Wilmington, Delaware 19801
                                 (800) 677-3394
            (Name, address and telephone number of agent for service)

                                    Copy to:
                                   Neil Wolff
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                        Palo Alto, California 94304-1050
                                 (650) 493-9300

                         CALCULATION OF REGISTRATION FEE
================ ================ ============== ================= =============
                                     Proposed        Proposed
   Title of                          Maximum         Maximum           Amount
  Securities          Amount         Offering       Aggregate            of
    to be             to be         Price Per        Offering       Registration
Registered (1)      Registered        Share           Price             Fee
---------------- ---------------- -------------- ----------------- -------------
Common Stock,
$0.001 par value    40,701 (2)      $1.64 (2)     $66,749.64 (2)       $17.40
================ ================ ============== ================= =============

  (1) Pursuant to the Acquisition Agreement dated as of July 21, 2000 among PMC-Sierra, Inc. ("PMC"), 600444 B.C. Ltd., Datum Telegraphic Inc. ("Datum") and State Street Bank and Trust Company of California, N.A., PMC assumed, effective as of July 21, 2000, all of the outstanding options to purchase common stock of Datum under the Datum stock option agreements, and such options became exercisable to purchase shares of PMC's common stock, with appropriate adjustments to the number of shares and exercise price of each assumed option.

  (2) Options granted pursuant to stock option agreements. Estimated pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. Based on the price per share at which the options may be exercised.
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                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.    Incorporation of Documents by Reference.
           ---------------------------------------

           The following documents and information are incorporated by reference as filed with the Securities and Exchange Commission:

1. PMC's Annual Report on Form 10-K for the fiscal year ended December 26, 1999, as amended, excluding Item 6 "Selected Financial Data" and
           Item 8 "Financial Statements and Supplementary Data" which have been superceded by information contained in the sections of Amendment No. 1 to PMC's Registration Statement on Form S-4, dated July 26, 2000 (File No. 333-41878), that are incorporated by reference below;

2. Of Amendment No. 1 to PMC's Registration Statement on Form S-4, dated July 26, 2000 (File No. 333-41878), only the following sections are incorporated herein by reference: "Selected Historical Consolidated Financial Data of PMC" on pages 5 and 6, "PMC's financial condition and results of operations" on pages 51 and 52, and "PMC annual financial statements" in Annex E.

3. PMC's Quarterly Reports on Form 10-Q for the quarters ended June 25, 2000 and March 26, 2000; and

4. PMC's Current Reports on Form 8-K dated October 3, 2000, September 1, 2000, August 28, 2000, July 25, 2000, July 12, 2000, June 30, 2000,
           June 20, 2000, April 12, 2000, and March 20, 2000, as amended.

           All documents subsequently filed by PMC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

Item 4.    Description of Securities.
           -------------------------

           Not applicable.

Item 5.    Interests of Named Experts and Counsel.
           --------------------------------------

           Certain legal matters with respect to the shares will be passed upon by Wilson, Sonsini, Goodrich & Rosati, a Professional Corporation, Palo Alto, California.

Item 6.    Indemnification of Directors and Officers.
           -----------------------------------------

           Section 145 of the Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, in any of such capacities of another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. This statute describes in detail the right of PMC to indemnify any such person.

         PMC's Certificate of Incorporation eliminates in certain circumstances the liability of directors of PMC for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for breach of the director's duty of loyalty to PMC or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) for transactions from which the director derived an improper personal benefit.

         PMC's Certificate of Incorporation also provides generally for indemnification of all directors and officers of PMC to the fullest extent permitted by the General Corporation Law of the State of Delaware. Such right to indemnification shall be deemed to be a contract right and includes generally the right to be paid by PMC the expenses incurred in defending any proceeding covered by this provision in advance of its final disposition. Individuals who are entitled to indemnification may bring suit to seek recovery of amounts due under the foregoing provisions and to recover the expenses of such suit if successful.

         PMC has entered into indemnification agreements to such effect with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of Delaware. The indemnification agreements may require PMC, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

         PMC believes that it is the position of the Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, such provisions are against public policy as expressed in the Security Act and are therefore unenforceable.

         PMC currently maintains an officers' and directors' liability insurance policy which covers, subject to the exclusions and limitations of the policy, officers and directors of PMC against certain liabilities which may be incurred by them solely in such capacities.

Item 7.    Exemption from Registration Claimed.
           -----------------------------------

           Not applicable.

Item 8.    Exhibits.
           --------

         The Exhibits to this registration statement are listed in the Index to Exhibits on page 5.

Item 9.    Undertakings.
           ------------

           (a)    PMC hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) PMC hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of PMC's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of PMC pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of PMC, Indemnification Agreements entered into between PMC and its officers and directors, or otherwise, PMC has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by PMC in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, PMC will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, PMC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on this November 3, 2000.


                                    PMC-SIERRA, INC.

                                    By:  /s/ John Sullivan
                                       ------------------------------------
                                       John W. Sullivan
                                       Vice President, Finance (Principal
                                       Financial  and Accounting Officer)



 Signature                      Title                                Date
--------------------------------------------------------------------------------

/s/ ROBERT L. BAILEY*      President, Chief Executive Officer   October __, 2000
--------------------       (Principal Executive Officer) and
Robert L. Bailey           Chairman of the Board of Directors


/s/ JOHN W. SULLIVAN       Vice President, Finance (Principal   October __, 2000
--------------------       Financial and Accounting Officer)
John Sullivan

/s/ JAMES DILLER*          Director                             October __, 2000
----------------
James Diller

/s/ ALEXANDRE BALKANSKI*   Director                             October __, 2000
-----------------------
Alexandre Balkanski

/s/ COLIN BEAUMONT*        Director                             October __, 2000
------------------
Colin Beaumont

/s/ FRANK J. MARSHALL*     Director                             October __, 2000
---------------------
Frank J. Marshall


*By: /s/ JOHN SULLIVAN
John Sullivan
Attorney-in-Fact

                                INDEX TO EXHIBITS


 Exhibit Number                                              Description

     4.1+      Datum Telegraphic Stock Option Agreement

     4.2+      Datum Telegraphic Stock Option Grant Confirmation Letter

     5.1       Opinion  of Wilson  Sonsini  Goodrich  &  Rosati,  Professional
               Corporation

    23.1 Consent of Deloitte & Touche LLP, Vancouver, British Columbia, Canada, Independent Auditors

    23.2 Consent of Deloitte & Touche LLP, San Jose, California, Independent Auditors

    23.3+      Consent of Counsel (Contained in Exhibit 5.1 above)

    24.1+      Power of Attorney (see page II-4)


+ Previously filed.